Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of our report (which contains an explanatory paragraph relating to Urigen Holdings, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) dated November 13, 2006, except for the last paragraph of Note 9 for which the date is January 5, 2007, relating to the financial statements of Urigen Holdings, Inc., as of June 30, 2006 and for the period from July 18, 2005 (date of inception) to June 30, 2006, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BURR, PILGER & MAYER LLP
Palo Alto, CA
January 30, 2007